Exhibit 99.1 Christopher Taylor Sr. Director, Investor Relations 781-398-2466 ctaylor@genomecorp.com Sarah Emond Sr. Media Relations Specialist 781-398-2544 semond@genomecorp.com

For Immediate Release

Genome Therapeutics Reports Financial Results for First Quarter of 2003

- Conference call with senior management scheduled for 9:00 AM ET today -

Waltham, Mass., May 13, 2003 — Genome Therapeutics Corp. (Nasdaq: GENE) today reported financial results for the first quarter ended March 29, 2003.

The Company reported a net loss of ($8,712,000), or ($0.37) per basic and diluted share, on total revenues of $2,739,000 for the first quarter ended March 29, 2003. This compares to a net loss of ($6,785,000), or ($0.30) per basic and diluted share, on total revenues of $6,165,000 for the same period of 2002. Total revenues for the first quarter of 2003 reflect the sale and transfer of the Company’s genomics services business, expiration of certain government grants related to genomics sequencing, as well as successful completion and transfer of sponsored research projects to Schering-Plough. The net loss for the first quarter of 2003 includes approximately $700,000 in one-time costs associated with the divestiture of the Company’s fee-for-service genomics services business in March.

The Company also reported research and development expenses for the quarter of $6,715,000 compared with $7,847,000 in the prior year quarter. This reflects the continued clinical development of the Company’s lead anti-infective product candidate, Ramoplanin, and a reduction in internal early-stage target identification research. The Company’s cash, cash equivalents and marketable securities at the end of the first quarter were approximately $43.4 million.

“These results are in line with our expectations and reflect the Company’s transition to a biopharmaceutical company with an emphasis on clinical development and commercialization of our own products,” said Steven M. Rauscher, Chairman and CEO. “We started 2003 by forming a research partnership with Amgen for bone diseases and by launching a clinical trial in a second indication for Ramoplanin. With the Amgen partnership, our pipeline is comprised of nine product-directed programs, including Ramoplanin, seven alliances with pharmaceutical companies, and our internal preclinical lead compound series.”

Milestones related to Genome Therapeutics’ lead anti-infective product candidate, Ramoplanin:

•	In February, the Company expanded the clinical development program for its novel antibiotic by initiating an 87-patient, Phase II clinical trial of Ramoplanin in a second indication: treatment of Clostridium difficile-associated diarrhea (CDAD). A number of the anticipated 25 trial sites are already active, and enrollment and dosing have commenced. This study, which is utilizing the new capsule formulation developed last year, is expected to be completed later in 2003.
•	Yesterday, researchers at the 2003 European Congress of Clinical Microbiology and Infectious Diseases (ECCMID) reported positive in vivo data from an animal model evaluating Ramoplanin’s potential role in the treatment of CDAD.

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Q1 Financials

•	As part of our ongoing efforts to advance the Phase III trial of Ramoplanin for the prevention of bloodstream infections caused by vancomycin-resistant enterococci (VRE), the Company has received authorization from the FDA to introduce the capsule formulation into this study. The Company continues to enroll patients and monitor bloodstream infections, and to date more than 50% of the projected 65 events for completion (bloodstream infections caused by VRE) have been observed.
•	Dialogue with the FDA continues, as we seek additional ways to facilitate a New Drug Application submission for Ramoplanin in 2004.

“Our highest priority is implementing a sound clinical development program and accelerating the path to registration for Ramoplanin. In the 18 months since we licensed the compound we have made substantive changes to the clinical program, including the development of a capsule formulation – an important step toward readying the clinical candidate for commercialization – and the initiation of a clinical trial in a second indication,” added Mr. Rauscher.

Other highlights thus far in 2003:

Preclinical Programs

•	In January, the Company announced the commencement of a drug discovery and development collaboration with Amgen for novel therapeutics to treat bone diseases. Representing the seventh pharmaceutical alliance in the Company’s pipeline, the Amgen deal further validates the Company’s disease-gene identification platform, and its growth as a biopharmaceutical company.
•	In addition, the Company established a new joint venture with MerLion Pharma for the discovery and development of broad-spectrum anti-infectives.
•	Furthermore, the Company continued to complement its anti-infectives intellectual property portfolio with the receipt of a U.S. patent for genetic sequences of the medically-important bacterium Pseudomonas aeruginosa.

Biopharmaceutical Focus

•	In March, Genome Therapeutics entered into a strategic agreement with privately held Agencourt Bioscience for the sale and transfer of GenomeVision™ Services, its custom genomic sequencing service business. Genome Therapeutics will receive a percentage of revenues from commercial and government customers transferred to Agencourt for a period of two years, as well as an undisclosed equity stake in Agencourt. Genome Therapeutics retains rights to its PathoGenome™ Database product, including all associated intellectual property, subscriptions and royalty rights on products developed by subscribers. Importantly, the Company retains the capabilities necessary to satisfy the research needs of existing product-focused alliances, as well as potential new alliances.

2003 Overview

For the fiscal year ending December 31, 2003, management expects a net loss of $20-25 million. The Company’s cash, cash equivalents and marketable securities at the end of the first quarter of 2003 were approximately $43.4 million, including $15 million raised through a convertible financing last year. Management plans to continue to explore other opportunities to reduce costs, including the formation of additional alliances and partnerships aimed at reducing unsponsored research.

About Genome Therapeutics

Genome Therapeutics is a biopharmaceutical company focused on the discovery and development of pharmaceutical and diagnostics products. The Company’s lead product candidate, Ramoplanin, is currently in a Phase III trial for the prevention of bloodstream infections caused by vancomycin-resistant enterococci (VRE), and in a Phase II trial for the treatment of Clostridium difficile-associated diarrhea (CDAD). Genome Therapeutics’ biopharmaceutical business includes a robust internal drug discovery program in the area of anti-infectives, and seven major product discovery alliances with pharmaceutical companies including Amgen, AstraZeneca, bioMérieux, Schering-Plough and Wyeth.

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Q1 Financials

Conference Call & Webcast Information

A conference call will be held today at 9:00 AM ET with Steven Rauscher, Chairman and CEO, and other members of senior management. Domestic participants can access the call by dialing 1-888-634-4009. International participants are asked to dial 1-706-634-2285. The call will also be available via webcast on the Company’s website at www.genomecorp.com. A replay will be available two hours after the conclusion of the call until May 20, 2003. Domestic participants can access the replay by dialing 1-800-642-1687, while international participants are asked to dial 1-706-645-9291. The conference ID number for the replay is 259877. A replay of the webcast will also be available on the Company’s website.

This news release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our management’s judgment regarding future events. Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “expect,” “intend,” “anticipate,” “estimate,” and similar words, although some forward-looking statements are expressed differently. We do not plan to update these forward-looking statements. You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of risks affecting our business. These risk factors include risks related to our lead product candidate, Ramoplanin, such as (i) our inability to obtain regulatory approval to commercialize Ramoplanin due to negative, inconclusive or insufficient clinical data and (ii) delays in the progress of our clinical trials for Ramoplanin, and increased cost, due to the pace of enrollment of patients in the trials or fluctuations in the infection rate of enrolled patients. We are also subject to risks related to our inability or the inability of our alliance partners to (i) successfully develop products based on our genomics information, (ii) obtain the necessary regulatory approval for such products, (iii) effectively commercialize any products developed before our competitors are able to commercialize competing products or (iv) obtain and enforce intellectual property rights. In addition, we are subject to the risk factors set forth in Exhibit 99.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 and those set forth in other filings that we may make with the Securities and Exchange Commission from time to time.

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Q1 Financial

GENOME THERAPEUTICS CORP.

STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(unaudited)

	Quarter Ended
	March 29, 2003	March 30, 2002
Revenues:
Biopharmaceutical	$1,454	$2,434
Genomics Services	1,285	3,731

Total revenues	2,739	6,165
Costs and expenses:
Cost of services	1,903	3,414
Research and development	6,715	7,847
Selling, general and administrative	2,224	2,057

Total costs and expenses	10,842	13,318

Loss from operations	(8,103)	(7,153)
Other Income (Expense):
Interest income	232	531
Interest expense	(711)	(216)
Gain (loss) on sale of fixed assets	(130)	53

Net other income (expense)	(609)	368

Net loss	$(8,712)	$(6,785)

Basic/diluted net loss per common share	$(0.37)	$(0.30)

Basic/diluted weighted average common shares outstanding	23,595,026	22,798,224

SELECTED BALANCE SHEET DATA

(in thousands) (unaudited)

	March 29, 2003	December 31, 2002
Cash, cash equivalents and marketable securities	$43,421	$50,866
Total assets	55,256	65,845
Long-term obligations, net of current maturities	15,094	15,654
Shareholders’ equity	27,761	35,417

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